Exhibit 16.1

February 4, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Ladies and Gentlemen:

We have read the statements made by Tamm Oil and Gas Corp. (the “Company”) included in the current report on Form 8-K, filed February 4, 2008. We are in agreement with the statements regarding our firm as included in Item 4.01 of this form. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Squar, Milner, Peterson, Miranda & Williamson., LLP

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP